                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263


                   FINAL TERMS NO. 1789 DATED 6 DECEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF $ 20,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
CURRENTLY TOTALING A$ 3,691,924,000.00 (A$ 2,676,724,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.    (i)   Issuer:                         Queensland Treasury Corporation

      (ii)  Guarantor:                      The Treasurer on behalf of the
                                            Government of Queensland

2.          Benchmark line:                 2015
                                            (to be consolidated and form a
                                            single series with QTC 6% Global A$
                                            Bonds due 14 October, 2015 , ISIN
                                            US748305BE82)

3.          Specific Currency or            AUD ("A$")
            Currencies:

4.    (i)   Issue price:                    97.422%

      (ii)  Dealers' fees and commissions   No fee or commission is payable in
            paid by Issuer:                 respect of the issue of the bond(s)
                                            described in these final terms
                                            (which will constitute a "pricing
                                            supplement" for purposes of any
                                            offers or sales in the United States
                                            or to U.S. persons). Instead, QTC
                                            pays fees and

                                            commissions in accordance with the
                                            procedure described in the QTC
                                            Offshore and Onshore Fixed Interest
                                            Distribution Group Operational
                                            Guidelines.

5.          Specified Denominations:        A$1,000

6.    (i)   Issue Date:                     7 December 2007

      (ii)  Record Date (date on and from   6 April/6 October
            which security is
            Ex-interest):

      (iii) Interest Payment Dates:         14 April/14 October

7.          Maturity Date:                  14 October 2015

8.          Interest Basis:                 6 per cent Fixed Rate

9.          Redemption/Payment Basis:       Redemption at par

10.         Change of Interest Basis or     Not Applicable
            Redemption/Payment Basis:

11.   (i)   Status of the Bonds:            Senior and rank pari passu with
                                            other senior, unsecured debt
                                            obligations of QTC

      (ii)  Status of the Guarantee:        Senior and ranks pari passu with all
                                            its other unsecured obligations

12.         Method of distribution:         Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note
            Provisions Applicable

      (i)   Rate(s) of Interest:            6 percent per annum payable
                                            semi-annually in arrears

      (ii)  Interest Payment Date(s):       14 April and 14 October in each year
                                            up to and including the Maturity
                                            Date

      (iii) Fixed Coupon Amount(s):         A$30 per A$1,000 in nominal amount

      (iv)  Determination Date(s):          Not Applicable

      (v)   Other terms relating to the     None
            method of calculating

            interest for Fixed Rate
            Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:        A$1,000 per bond of A$1,000
                                            Specified Denomination (N.B. If the
                                            Final Redemption Amount is different
                                            from 100% of the nominal value the
                                            Notes will be derivative securities
                                            for the purposes of the Prospectus
                                            Directive and the requirements of
                                            Annex XII to the Prospectus
                                            Directive Regulation will apply and
                                            the Issuer will prepare and publish
                                            a supplement to the prospectus
                                            supplement)

15.         Early Redemption Amount(s)      Not Applicable
            payable on redemption for
            taxation reasons or on event
            of default and/or the method
            of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                  Permanent Global Note not
                                            exchangeable for Definitive Bonds

17.         Additional Financial            Not Applicable
            Centre(s) or other special
            provisions relating to
            Payment Dates:

18.         Talons for future Coupons or    No
            Receipts to be attached to
            Definitive Bonds (and dates
            on which such Talons mature):

19.         Other terms or special          Not Applicable
            conditions:

                                  DISTRIBUTION

20.   (i)   If syndicated, names and        Not Applicable
            addresses of Managers and
            underwriting commitments:

      (ii)  Date of Dealer Agreement:       6 December 2007 (the "Trade Date")

      (iii) Stabilizing Manager(s) (if      Not Applicable
            any):

21.         If non-syndicated, name and     The Toronto-Dominion Bank
            address of relevant Dealer:     Level 24
                                            9 Castlereagh Street
                                            Sydney NSW 2000

22.         Whether TEFRA D or TEFRA C      TEFRA Not Applicable
            rules applicable or TEFRA
            rules not applicable:

23.         Additional selling              Not Applicable
            restrictions:

LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.          LISTING AND ADMISSION
            TO TRADING

(i)         Listing:                        Bourse de Luxembourg.

(ii)        Admission to trading:           Application has been made for the
                                            bonds to be admitted to trading on
                                            the regulated market of the Bourse
                                            de Luxembourg with effect from the
                                            Issue Date.

2.          RATINGS

            Ratings:                        The bonds to be issued have been rated:

                                            S&P:     AAA
                                            Moody's: Aaa

                                            An obligation rated 'AAA' by S&P has
                                            the highest credit rating assigned
                                            by Standard & Poor's. The obligor's
                                            capacity to meet its financial
                                            commitment on the obligation is
                                            extremely strong.

                                            Obligations rated Aaa by Moody's are
                                            judged to be of the highest quality
                                            with minimal credit risk.

                                            A credit rating is not a
                                            recommendation to buy, sell or hold
                                            securities and may be revised or
                                            withdrawn by the rating agency at
                                            any time. Each rating should be
                                            evaluated independently of any other
                                            rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                See "Use of Proceeds" section in the
                                            prospectus supplement.

(ii)  Estimated net proceeds:               Not Applicable.

(iii) Estimated total expenses:             Not Applicable.

5.    YIELD

      Indication of yield:                  6.57%

                                            Calculated as 7 basis points less
                                            than the yield on the equivalent A$
                                            Domestic Bond issued by the Issuer
                                            under its Domestic A$ Bond Facility
                                            on the Trade Date.

                                            The yield is calculated on the Trade
                                            Date on the basis of the Issue
                                            Price. It is not an indication of
                                            future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                            US748305BE82

(ii)  Common Code:                          017598066

(iii) CUSIP Code:                           748305BE8

(iv) Any clearing system(s) other than      Not Applicable
Depositary Trust Company, Euroclear Bank
S.A./N.V. and Clearstream Banking,
societe anonyme and the relevant
identification number(s):

(v)   Delivery:                             Delivery free of payment

(vi)  Names and addresses of additional     Not Applicable
      Paying Agent(s) (if any):